Exhibit 99.1

101 Main St.
P.O. Box 1628
Lafayette, IN 47902
(765) 742-1064

www.LSBANK.com
lsbmail@LSBANK.com

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION CONTACT:
November 6, 2008	Randolph F. Williams
President/CEO
(765) 742-1064
Fax: (765) 429-5932

LSB Financial Corp. Announces Third Quarter and Year-to-Date Results
and Payment of a Cash Dividend

 Lafayette, IN - LSB Financial Corp. (NASDAQ:LSBI), the parent company of Lafayette Savings Bank, FSB, today reported third quarter earnings of $392,000 or $0.25 per share, and earnings for the first nine months of 2008 of $1,429,000 or $0.92 per share.   These results compared to 2007 third quarter and year-to-date earnings of $0.46 and $1.22 per share, are encouraging considering the current economy.   Our net portfolio loans were $323.0 million as of the end of September 2008, up almost 9% since year-end, with deposits up 9.6% at $254.2 million for that same period.

LSB President & CEO, Randolph F. Williams stated, “Last quarter we started our comments by saying that the national economic picture was bleak.  The recently released Consumer Confidence Index, at an all-time low, confirms consumer worries.  The Federal Reserve’s most recent rate lowering of key interest rates is one of several steps intended to help the nation climb out of recession.  While improvements in the local economy continue to be encouraging, national economic concerns remain.  The unemployment rate for Tippecanoe County dropped to 4.5% in September, while the State of Indiana’s unemployment level dropped to 6.2%.  According to the most recent data released by the Office of Federal Housing Enterprise Oversight, the Lafayette market now ranks near the top third of the 292 largest Metropolitan Statistical Areas in housing appreciation with a 12-month increase of 1.33%.   Tippecanoe County clearly seems to have weathered the housing storm better than hard-hit markets like Stockton, California and Naples, Florida where the housing appreciation is -31.6% and -22.1% respectively.

Williams continued, “We planned for 2008 to be a difficult year and we are pleased with our progress.  Our team continues to work diligently to monitor and improve the credit quality of our loan portfolio.  Non-performing loans as of September 30, 2008 were $8.7 million compared to $10.0 million at December 31, 2007 and $11.2 million at September 30, 2007.  Out of the $8.7 million of non-performing loans, $1.8 million are loans we have restructured and which are now paying as agreed.  Other real estate owned stands at $1.7 million, down 57% from year-end 2007.  Our loan loss reserve is at $3.6 million or 1.11% of total loans.

Williams continued, “We continue to see pressure on the net interest margin.  For the first nine months of 2008 our margin was 3.02%, a decrease of  47 basis points when compared to the first nine months of 2007.  Some of this decrease is a reflection of the prime rate which is currently at 4.00% compared to 7.75% at the same time last year, a decrease of 375 basis points.  Conversely, deposit rates are down less than 50 basis points as the liquidity needs of larger banks keep them active in the deposit market.  We have attempted to offset these trends by focusing on non-interest income, up 5.3% and managing our non-interest expenses which are up only 1.6% compared to the same period last year”.

Williams added, “Our capital ratio at 9.28% at September 30, 2008, is considered well-capitalized by the federal regulators.   As a community bank we focus on maintaining strong capital levels as an assurance that our depositors’ money is safe.  Capital is widely considered the first line of defense against unforeseen losses of any type.”

The Company also announced that it will pay a quarterly cash dividend of $0.25 per share to shareholders of record as of the close of business on November 20, 2008 with a payment date of December 5, 2008.  Williams stated, “We are pleased to be able to return equity to our shareholders in the form of a higher dividend.  The annualized dividend rate is 6.7% and is particularly valuable based on the favorable dividend tax rate.”

The closing market price of LSB stock on November 5, 2008 was $15.01 per share as reported by the NASDAQ National Market.

LSB FINANCIAL CORP. SELECTED CONSOLIDATED FINANCIAL INFORMATION (Dollars in thousands except share and per share amounts)
Selected balance sheet data:	September 30, 2008	December 31, 2007

Cash and due from banks	$1,370	$1,644
Short-term investments	8,281	4,846
Securities available-for-sale	11,938	13,221
Loans held for sale	548	---
Net portfolio loans	322,430	296,908
Allowance for loan losses	3,614	3,702
Premises and equipment, net	6,569	6,815
Federal Home Loan Bank stock, at cost	3,997	3,997
Bank owned life insurance	5,784	5,613
Other assets	6,440	8,966
Total assets	367,357	342,010

Deposits	254,246	232,030
Advances from Federal Home Loan Bank	76,756	74,256
Other liabilities	2,246	1,792

Shareholders’ equity	34,109	33,932
Book value per share	$21.96	$21.78
Equity / assets	9.28%	9.92%
Total shares outstanding	1,553,525	1,557,968

Asset quality data:
Non-accruing loans	$6,905	$8,317
Loans past due 90 days still on accrual	---	59
Loans restructured in the last 12 months	1,778	1,618
Other real estate / assets owned	1,686	3,944
Total non-performing assets	10,369	13,938
Non-performing loans / total loans	2.69%	3.37%
Non-performing assets / total assets	2.82%	4.08%
Allowance for loan losses / non-performing loans	41.62%	37.04%
Allowance for loan losses / non-performing assets	34.85%	26.56%
Allowance for loan losses / total loans	1.11%	1.23%
Loans charged off	$959	$672
Recoveries on loans previously charged off	19	38

	Three months ended September 30,		Nine months ended September 30,
Selected operating data:	2008	2007	2008	2007

Total interest income	$5,295	$5,769	$16,090	$17,366
Total interest expense	2,855	2,929	8,507	8,686
Net interest income	2,440	2,840	7,583	8,680
Provision for loan losses	352	180	852	920
Net interest income after provision	2,088	2,660	6,731	7,760
Non-interest income:
Deposit account service charges	465	486	1,293	1,371
Gain on sale of mortgage loans	34	37	58	174
Gain(loss) on sale of securities and other assets	11	(115)	31	(148)
Other non-interest income	288	293	920	790
Total non-interest income	798	701	2,302	2,187
Non-interest expense:
Salaries and benefits	1,095	996	3,467	3,430
Occupancy and equipment, net	361	320	1,046	990
Computer service	138	127	409	364
Advertising	61	77	201	229
Other	689	702	1,869	1,868
Total non-interest expense	2,344	2,222	6,992	6,881
Income before income taxes	542	1,139	2,041	3,066
Income tax expense	150	422	612	1,120
Net income	392	717	1,429	1,946

Weighted average number of diluted shares	1,554,245	1,573,546	1,557,381	1,594,100
Diluted earnings per share	$0.25	$0.46	$0.92	$1.22

Return on average equity	4.58%	8.27%	5.57%	7.43%
Return on average assets	0.43%	0.83%	0.53%	0.73%
Average earning assets	$344,590	$323,013	$334,301	$331,335
Net interest margin	2.83%	3.52%	3.02%	3.49%
Efficiency ratio	81.22%	66.11%	77.41%	69.18%